U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                                          OMB APPROVAL
                                                  OMB Number         3235-0287
                                                  Expires:    January 31, 2005
                                                  Estimated average burden
                                                  hours per response.......0.5

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Peter G. Peterson
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     345 Park Avenue, 31st Floor
--------------------------------------------------------------------------------
                                    (Street)

     New York,                     New York              10154
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Premcor Inc.    Symbol: PCO

________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Day/Year


     January 29, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           Table I--Non-Derivative Securities Acquired, Disposed of,
                           or Beneficially Owned
================================================================================

                                                                                 5. Amount
                                                       4. Securities Acquired    of Securi-      6. Own-
                                                       (A) or Disposed           ties Bene-      ership
                             2A  Deemed   3. Trans-    of (D) (Instr.            ficially        Form:
                             Execution    action       3, 4 and 5)               Owned Follow-   Direct     7. Nature of
               2. Trans-     Date, if     Code         -----------------------   ing Reported    (D) or     Indirect
1. Title of    action        any          (Instr. 8)              (A)            Transaction(s)  Indirect   Beneficial
Security       Date (Month/  (Month/      ----------   Amount     or    Price    (Instr. 3       (I)        Ownership
(Instr. 3)     Day/Year)     Day/Year)     Code   V               (D)            and 4)          (Instr.4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock   1/29/03                     P           1,300,000   A    $19.20   29,117,104       I          See Note 1
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).



                                    (Over)
                               SEC 1474 (3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9. Num-
                                                                                                          ber of    10. Own-
                                                                                                          Deriv-    ership
                                                                                                          ative     Form
                                                   5. Number                    7. Title and              Secur-    of
            2. Con-                                of Deri-                     Amount of                 ities     Deriv-   11.
            version                                tive          6. Date        Underlying                Bene-     ative    Nature
            or                  3A                 Securities    Exercis-       Securities                ficially  Secur-   of
            Exer-               Deemed             Acquired      able and       Instr. 3                  Owned     ity:     In-
            cise                Execu-   4. Trans- (A) or        Expiration     and 4)           8. Price Follow-   Direct   direct
            Price   3. Trans-   tion     action    Disposed      Date (Month    -------------    of Deri- ing       (D) or   Bene-
1.  Title   of      action      Date     Code      of (D)        Day/Year)              Amount   vative   Reported  In-      ficial
of Deriva-  Date    Date        if any   (Instr.   (Instr. 3,    ---------------        or       Secur-   Trans-    direct   Owner-
tive        ative   (Month/     (Month/  8)        4 and 5)      Date     Expira-       Number   ity      actions   (I)      ship
Security    Secur-  Day/        Day/     ------   ------------   Exer-    tion          of       (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)  ity     Year)       Year)    Code V    (A)   (D)     cisable  Date   Title  Shares   5)       4)        4)       4)
-----------------------------------------------------------------------------------------------------------------------------------


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====================================================================================================================================

Explanation of Responses:

(1) Blackstone Management Associates III L.L.C. ("BMA"), as General Partner of Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P. and Blackstone Family Investment Partnership III L.P. is deemed to beneficially own such shares held by such entities. The Reporting Person is a founding member of BMA and as such may be deemed to share beneficial ownership for the shares owned by Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P. and Blackstone Family Investment Partnership III L.P. Each of BMA and the Reporting Person disclaims beneficial ownership of such shares.

       /s/ Peter G. Peterson
---------------------------------------------
      Date:  January 31, 2003


** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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